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                                                                 EXHIBIT 10.10.1


                              AMENDED AND RESTATED
                        EXECUTIVE EMPLOYMENT AGREEMENT OF
                                KEVIN M. MCNAMARA


         This Amended and Restated Executive Employment Agreement ("AGREEMENT") is entered into between PRIVATE BUSINESS, INC., a Tennessee corporation ("COMPANY"), and KEVIN M. MCNAMARA, a resident of Brentwood, Tennessee ("EXECUTIVE"), executed effective October 31, 1999. The Company and the Executive are sometimes referred to herein as the "PARTIES."

1. Introduction. The Company and Executive entered into an Executive Employment Agreement on and effective October 31, 1999 (the "ORIGINAL AGREEMENT"). Since execution of the Original Agreement, the Company and the Executive have acknowledged certain ambiguities contained in
         Section 8 of the Original Agreement, which they now desire to clarify by amending and restating the terms and conditions of Executive's employment by the Company in this Agreement, effective as of October 31, 1999.

2. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon terms and conditions set forth herein.

3.                Duties and Responsibilities.

         a. Extent of Service. The Executive shall, during the term of this Agreement, devote such of his entire time, attention, energies and business efforts to his duties as an executive of the Company as are reasonably necessary to carry out his duties specified in Paragraph 3.2 below. The Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out his duties hereunder. This Paragraph 3.1, however, shall not be construed to prevent the Executive from investing his personal assets as a passive investor.

         b. Position and Duties. Subject to the power of the Board of Directors of the Company to elect and remove officers and the power of the stockholders to remove directors, the Executive shall serve the Company as Chief Executive Officer and be appointed to the Board of Directors by the current members of the Board of Directors; and shall perform, faithfully and diligently, the services and functions relating to such office or otherwise reasonably incident to such office as may be designated from time to time by the Board of Directors of the Company or its designee(s); provided that all such services and functions shall be reasonable and within the Executive's area of expertise, and provided further that the Executive shall be physically capable of performing the same.



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         c.                Place of Employment. During the term of this
                  Agreement, the Company shall maintain its principal executive offices in the Nashville, Tennessee area, and the Executive's primary place of employment shall be at such principal executive offices. During the term of this Agreement, the Company will provide the Executive with a private office and other customary staff support services commensurate with the services and functions to be performed by him hereunder.

4. Salary and Other Benefits. Subject to the terms and conditions of this Agreement:

         a. Salary. As compensation for his services under and during the term of his employment under this Agreement, the Executive shall be paid an annual salary of not less than Two Hundred Ten Thousand Dollars ($210,000), payable in accordance with the then current payroll policies of the Company. Such salary shall be subject to increase by the Board of Directors of the Company (or the appropriate committee thereof) from time to time. The annual salary payable from time to time by the Company to the Executive pursuant to this Paragraph 4.1 is herein sometimes referred to as his "BASE SALARY."

         b. Incentive Bonus Eligibility. Beginning with calendar year 2000, the Executive shall be eligible to be paid an annual incentive cash bonus of up to one hundred percent (100%) of his Base Salary subject to performance criteria for the Company and Executive established from time to time by the Board of Directors, or its designee(s), and Executive.

         c.       Stock Option Grants.

                           (a)               Executive shall be granted options
                                    to acquire Five Hundred Thousand (500,000) shares of the Company's common stock at an exercise price equal to the closing trading price of such stock on October 29, 1999. Such grant shall be made pursuant to an Incentive Stock Option Agreement between the Company and Executive to the extent Executive is eligible for incentive options under applicable tax laws and, with respect to any excess, a Non-Qualified Stock Option Agreement between the Company and the Executive. Such agreement(s) will provide for vesting of such options over three (3) years at the rate of 1/36th per month. In all events such options shall be subject to the terms and conditions of the Company's 1999 Amended and Restated Stock Option Plan, as the same may be amended from time to time (the "STOCK OPTION PLAN").

                           (b)               Executive shall also be granted,
                                    effective the effective date of this
                                    Agreement reflected above,



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                                    options to acquire an aggregate of Five
                                    Hundred Thousand (500,000) shares of the Company's common stock at the following exercise prices:

           Number of Shares               Exercise Price Per Share
           ----------------               ------------------------

                    250,000                        $  8.00
                    250,000                        $ 12.00

         Such grants shall be made pursuant to an Incentive Stock Option Agreement between the Company and Executive to the extent Executive is eligible for incentive options under applicable tax laws and, with respect to any excess, a Non-Qualified Stock Option Agreement between the Company and Executive. Such agreement(s) will provide for vesting of such options over three (3) years at the rate of 1/36th per month. In all events such options shall be subject to the terms and conditions of the Stock Option Plan.

         d. Other Benefits. As long as the Executive is employed by the Company, the Executive shall be entitled to receive the following benefits in addition to his Base Salary:

                           (a)               The Executive shall have the right
                                    to participate in all group benefit plans of the Company in accordance with the Company's regular practices with respect to its senior officers.

                           (b)               The Executive shall be entitled to
                                    reimbursement from the Company for
                                    reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, subject to compliance with the Company's standard expense policies and procedures.

                           (c)               The Executive shall be entitled to
                                    such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company's other senior officers.

         e. Initial Payment. Within five (5) days of Executive's execution of this Agreement, the Company shall pay Executive an initial payment, in addition to any other payments under this Agreement, of Fifty Thousand Dollars ($50,000), subject to the Company's standard payroll practices and withholding taxes. In the event Executive resigns within ninety (90) days of the date hereof, he shall refund the initial payment to the Company in full within five (5) days.

5. Term. The term of this Agreement shall be for an initial period of two (2) years and two (2) months ending on December 31, 2001, and shall thereafter automatically be extended for an additional period of one (1) year on a yearly basis, unless on or before October 1 of any subsequent year, either the Executive or the Company gives the other party notice that the term of this Agreement will not be so extended, in which case the term of this Agreement will end on the end of the year



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         designated in the notice. Notwithstanding the foregoing, the indemnification provisions of this Agreement contained in Paragraph 10 shall survive until the expiration of the statute of limitations for assessment of any excise tax under Section 4999 of the Code with regard to an Excess Parachute Payment on account of the Change of Control.

6. Termination and Resignation. The Company shall have the right to terminate the Executive's employment hereunder at any time and for any reason, and upon any such termination the Executive shall be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable subparagraph of Paragraph 7 below. The Executive shall have the right to terminate his employment hereunder at any time by resignation, and he shall thereupon be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable subparagraph of Paragraph 7 below.

7.       Payments Upon Termination and Resignation.

         a. Pro Rata Payments Upon Termination for Cause, Resignation Prior to Change in Control, Death or Disability. If (a) the Company at any time terminates the Executive's employment for Cause (as defined below), or (b) prior to the occurrence of a Change In Control (as defined below) of the Company, the Executive voluntarily resigns for any reason other than because of an uncured material breach by the Company of any term of this Agreement, then in each case the Executive shall be entitled to receive only his Base Salary on a pro rata basis to the date of termination plus any amounts due Executive through the date of termination in accordance with Paragraph 4.4. If the Executive during the term of this Agreement dies or becomes disabled (being the inability of the Executive to perform his normal employment duties for six (6) months during any twelve (12) month period because of either physical or mental incapacity), the Executive or his estate shall be entitled to receive any amounts due Executive pursuant to Section 4.4 and to receive his Base Salary plus Bonus on a pro rata basis to the date of termination or resignation. For purposes of this Paragraph 7.1, "pro rata" shall mean the product of the Executive's annual Base Salary and Bonus that would have been payable had the Executive's employment not terminated multiplied by a fraction the denominator of which is 365 and the numerator of which is the number of days during the calendar year that have passed through the date of the termination of the Executive's employment.

         b. Base Salary and Average Bonus Payment Upon Termination Prior to Initial Change in Control Event or Upon Resignation Based on Material Breach Prior to Change in Control. If (a) prior to the occurrence of an Initial Change in Control Event (as defined below), the Company terminates the Executive's employment because of a Discharge Event (as defined below), or if (b) prior to the occurrence of a Change in Control of the Company, the Executive resigns because of the uncured material breach by the Company of any term of this Agreement, then in each case the Executive shall be entitled to receive a lump sum payment equal to his Base Salary and Average Bonus (as defined below). If prior to the occurrence of an Initial Change in Control Event the Company terminates the Executive's



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                  employment without Cause and without a Discharge Event, then the Executive shall be entitled to receive the greater of (a) a lump sum payment equal to his Base Salary and Average Bonus, or (b) his Base Salary and Bonus as provided in Paragraph 4.2 for the remainder of the unexpired term of this Agreement.

         c. Multiple Base Salary Payment Upon Termination After Initial Change of Control Event or Upon Termination or Resignation After a Change in Control. If after the occurrence of an Initial Change of Control Event of the Company, the Company terminates the Executive's employment hereunder (a) because of a Discharge Event, or (b) without Cause and without any Discharge Event, then in either case the Company will pay to the Executive a lump sum termination payment equal to two
                  (2) times the sum of his Base Salary and his Average Bonus (as defined below) (collectively, the "LUMP SUM PAYMENT"). If after the occurrence of a Change in Control of the Company,
                  (a) the Company terminates the Executive's employment hereunder for any reason other than for Cause (other than his death or disability), or (b) the Executive voluntarily resigns his employment hereunder for any reason (other than his death or disability), then in each case the Company will pay to the Executive the Lump Sum Payment.

         d. Certain Definitions. The following terms not defined elsewhere in this Agreement shall have the following definitions:

                           (a)               "AVERAGE BONUS" shall mean that
                                    result obtained by dividing the sum of the Bonuses, if any, actually paid to the Executive pursuant to Paragraph 4.2 above in respect of the two (2) years immediately preceding the year in which a Change in Control of the Company occurs by the number of years during such two-year period in which the Executive was entitled to receive a bonus pursuant to Paragraph 4.2 above; provided, however, that with respect to a termination of employment that occurs prior to 2001, the Average Bonus of the Executive shall be the greater of (i) fifty percent (50%) of the Base Salary of the Executive, or (ii) the Bonus Executive actually received with respect to calendar year 2000.

                           (b)               Termination by the Company of the
                                    Executive's employment for "CAUSE" shall mean termination upon the willful misappropriation of funds or properties of the Company or the willful contravention of the standards referred to in the last sentence of Paragraph 11 below. For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.
                                    Notwithstanding the foregoing, the



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                                    Executive shall not be deemed to have been
                                    terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors of the Company at a meeting of the Board duly called and held (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail.

                           (c)               A "CHANGE IN CONTROL" shall be
                                    conclusively deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or
                                    (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two (2) years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

                           (d)               The "CODE" shall refer to the
                                    Internal Revenue of 1986, as amended.

                           (e)               A "DISCHARGE EVENT" shall have
                                    occurred if the Executive shall have
                                    received a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Compensation Committee of the Board of Directors of the Company finding that, upon the recommendation of and for the reasons cited by the Chairman of the Company, the Executive is no longer discharging his duties in a manner consistent with the effective administration of the affairs of the Company



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                                    and hence the continued employment of the
                                    Executive is no longer in the best interest of the Company.

                           (f)               An "INITIAL CHANGE IN CONTROL
                                    EVENT" shall be conclusively deemed to have occurred when any individual, group, partnership, corporation, trust or other entity ("PERSON") initiates a course of action or conduct that, in the good faith judgment of the Board of Directors of the Company, might reasonably be expected to lead to a Change in Control of the Company. For example and without limiting the scope of the foregoing, an Initial Change in Control Event would include the public announcement or other disclosure by a Person of its intention (i) to acquire by private or open market purchase, tender offer, exchange offer, or otherwise forty percent (40%) or more of the combined voting power of the Company's outstanding securities, or
                                    (ii) to solicit proxies or consents for the removal of at least three (3) incumbent directors or the election of at least three
                                    (3) persons to serve as directors of the Company in opposition to nominees proposed by the Board of Directors of the Company.

                           (g)               A "MATERIAL BREACH" by the Company
                                    of this Agreement shall include, without limitation, the removal of the Executive without his prior written consent from the position of Chief Executive Officer and/or a Director (except in the event of termination for Cause or a Discharge Event).

         8.       Exercise of Options.

                  a.       In the event, prior to a Change in Control:

                           (a)               Executive's employment is
                                    terminated by the Company for any reason other than for Cause, Executive's stock options which are vested as of such time shall remain exercisable for a period of no less than two (2) years, as determined by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject to the terms and conditions of the Stock Option Plan including, without limitation, provisions regarding the maximum period during which incentive stock options may be exercised;

                           (b)               Executive's employment is
                                    terminated by the Company for Cause,
                                    Executive's stock options shall terminate in accordance with the Stock Option Plan;



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                           (c)               Executive's employment is
                                    terminated pursuant to Executive's death or permanent disability, Executive's vested stock options shall remain exercisable until the earlier of the expiration of the option term specified in the applicable options agreement(s), or a period of no less than two (2) years from the Date of Termination, as determined by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised; or

                           (d)               Executive's employment is
                                    terminated pursuant to Executive's
                                    resignation, Executive's vested stock
                                    options shall remain exercisable for ninety
                                    (90) days after the Date of Termination, unless a longer period is established by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject in all events to the terms and conditions of the Stock Option Plan including, without limitation, provisions regarding the maximum period during which incentive stock options may be exercised.

         b. Contemporaneously with the occurrence of a Change in Control of the Company, all outstanding options previously granted to the Executive under any then existing Company stock option, stock appreciation or other employee incentive plan that are not otherwise exercisable by the Executive at the time the Change in Control of the Company occurs will immediately vest and become exercisable. In the event, after a Change in
                  Control:

                           (a)               Executive's employment is
                                    terminated by the Company for any reason other than for Cause, Executive's vested stock options shall remain exercisable until the earlier of the expiration of the option term specified in the applicable option agreement(s), or five (5) years from the Date of Termination, subject to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised;

                           (b)               Executive's employment is
                                    terminated by the Company for Cause,
                                    Executive's stock options shall terminate in accordance with the Stock Option Plan;

                           (c)                Executive's employment is
                                    terminated pursuant to Executive's death or permanent disability, Executive's vested stock options shall remain



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                                    exercisable until the earlier of the
                                    expiration of the option term specified in the applicable option agreement(s), or a period of no less than two (2) years from the Date of Termination, as determined by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised; or

                           (d)               Executive's employment is
                                    terminated pursuant to Executive's
                                    resignation, Executive's vested stock
                                    options shall remain exercisable until the earlier of the expiration of the option term specified in the applicable option agreement(s), or five (5) years from the Date of Termination, subject in all events to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised.

         c. For purposes of Section 8.1 and 8.2, the "maximum period during which incentive stock options may be exercised" shall be determined without regard to any requirement in the Plan that incentive stock options be exercised within a certain time after termination of Executive's employment. Accordingly, in the event Executive ceases to be employed by the Company, any incentive stock option issued to Executive that is not exercised within the time period specified in
                  Section 7.8, 7.9 or 7.10 of the Stock Option Plan, as applicable, may continue to be exercisable as a non-qualified stock option for the term specified in Section 8.1(a) or (c) or Section 8.2(a), (c) or (d) hereof, as applicable.

9.       Tax Reimbursement Payment.

         a. Notwithstanding anything to the contrary contained in this Agreement, in any plan of the Company, or in any other agreement or understanding, the Company will pay to the Executive, at the times herein specified, an amount (the "ADDITIONAL AMOUNT") equal to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), if any, incurred or to be incurred by the Executive by reason of the payments under this Agreement, acceleration of vesting of stock options, stock appreciation rights or restricted stock granted under the Company's various stock option, stock appreciation or other employee incentive plans, or payments under any other plan, agreement or understanding between the Executive and the Company, constituting Excess Parachute Payments (as defined below), plus all excise taxes and federal, state and local income taxes incurred or to be incurred by the Executive with respect to receipt of the Additional Amount. For purposes of this Agreement, the term "EXCESS PARACHUTE PAYMENT" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G(b) of the Code, and which would result in the imposition of an excise tax on the Executive under



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                  Section 4999 of the Code. Attached hereto as Exhibit A is an example illustrating the computation of the Additional Amount.

         b. All determinations required to be made regarding the Additional Amount, including whether payment of any Additional Amount is required and the amount of any Additional Amount, shall be made by the independent accounting firm which is advising the Company (the "ACCOUNTING FIRM"), which shall provide detailed support calculations to the Company and the Executive on or before the last day of the calendar year during which occurs the Change of Control (the "CHANGE OF CONTROL YEAR"). In computing taxes, the Accounting Firm shall use the highest marginal federal, state and local income tax rates applicable to single taxpayers for the year in which the Additional Amount is to be paid (unless, within thirty (30) days after the occurrence of the Change in Control the Executive specifies in writing to the Company his marginal tax rate) and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability. The portion of the Additional Amount based on the excise tax as determined by the Accounting Firm to be due for the Change of Control Year shall be paid to the Executive no later than March 1 immediately following the end of the Change of Control Year. The portion of the Additional Amount based on the excise tax as determined by the Accounting firm to be due for each calendar year following the Change of Control Year shall be paid to the Executive on or before March 1 immediately following the end of each such calendar year. If the Company determines that the excise tax for any year will be different from the amount originally calculated in the report of the Accounting Firm delivered at the end of the Change of Control Year, then the Company shall provide to the Executive detailed support calculations by the Accounting Firm specifying the basis for the change in the Additional Amount.

10. Indemnification. In addition to such indemnification by the Company afforded Executive pursuant to a separate Indemnification Agreement executed on or about the date hereof, the terms of which are hereby incorporated by reference, Executive shall be indemnified as follows:

         a. Litigation Costs. If the Executive shall have to institute litigation brought in good faith to enforce any of his rights under the Agreement, the Company shall indemnify the Executive for his reasonable attorney's fees and disbursements incurred in any such litigation.

         b. Excise Tax. In the event that an excise tax is ever assessed by the Internal Revenue Service against the Executive (or if the Company and the Executive mutually agree that an excise tax is payable) by reason of the payment under this Agreement, acceleration of vesting of stock options, stock appreciation rights or restricted stock granted under the Company's stock option, stock appreciation or other employee incentive plans, or payments under any other plan, agreement or understanding between the Executive and the Company, constituting Excess Parachute Payments, and if such excise tax was not included in the determination by the Accounting Firm of the Additional Amount that has been actually paid to the Executive,



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                  the Company agrees to indemnify the Executive by paying to the
                  Executive the amount of such excise tax, together with any interest and penalties, including reasonable legal and accounting fees and other out-of-pocket expenses incurred by the Executive, attributable to the failure to pay such excise tax by the date it was originally due, plus all federal, state and local income taxes incurred with respect to payment of the excise tax calculated in a manner analogous to Exhibit A. Upon Executive's receipt from the Internal Revenue Service ("IRS") of any deficiency notice, notice of assessment or any other written communication relating to the excise tax on Excess Parachute Payment, Executive shall give notice thereof to the Company within ten (10) business days of receipt thereof. In the event of any dispute concerning the potential excise tax (including any administrative proceedings within the IRS of court proceedings), the Company, as the indemnifying party, shall be entitled to assume the defense of such a dispute or proceeding, no Compromise or settlement of such claim may be effected without the Company's and Executive's mutual consent (which consents shall not be unreasonably withheld) and the Company shall have no liability with respect to any compromise or settlement of such claims effected without its consent. In addition, in the event the Company assumes defense of any proceeding, the Executive shall not be entitled to indemnification for outside legal fees and expenses independently incurred by Executive. This indemnification obligation shall survive the termination of the Agreement and shall apply to all such excise taxes on Excess Parachute Payments, whether due before or after termination of employment.

         c. Repayment of Excess Payment. If the excise tax for any year which is actually imposed on the Executive is finally determined to be less than the amount taken into account in the calculation of the Additional Amount that was paid to the Executive pursuant to Paragraph 9, then the Executive shall repay to the Company, at the time that the amount of such reduction in excise tax is finally determined, the portion of the Additional Amount attributable to such reduction (including the portion of the Additional Amount attributable to the excise tax and federal and state income taxes imposed on the Additional Amount being repaid by the Executive, to the extent that such repayment results in a reduction in such excise tax, federal or state income tax), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

11. Preservation of Business; Fiduciary Responsibility. The Executive shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of present employees and to preserve the business relations of the Company with suppliers, distributors, customers and others. The Executive shall not commit any act, or in any way assist others to commit any act, which would injure the Company. So long as the Executive is employed by the Company, the Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

12.      Restrictive Covenants.

         a. Non-Compete. During the term of this Agreement (including any renewal periods as provided in Paragraph 5) and for a period of twenty-four (24) months following the termination of Executive's employment with the Company under this Agreement, whether Executive's employment terminates pursuant to the provisions of Paragraph 6 of this Agreement or otherwise (collectively, the "RESTRICTED PERIOD"), Executive covenants and agrees that he will not, without the express approval of the Board of Directors, directly or indirectly anywhere in the continental United States engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company) whose business, activities, products or services (collectively, "BUSINESS ACTIVITIES") are competitive with either (i) any of the Business Activities conducted or offered by the Company or its subsidiaries or affiliates during any period in which Executive is employed by the Company or any of its subsidiaries or affiliates, which Business Activities shall include in any event and without limitation providing software products and marketing, training, management, billing, collection and insurance brokerage services to entities in the business of purchasing or financing accounts receivable or in the factoring business, or (ii) any other Business Activities which the Company or its subsidiaries or affiliates conducts or offers on, or is actively planning and actually conducts or offers within twelve (12) months after the date Executive's employment with the Company terminates. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own five percent (5%) or more of any class of the securities of such entity.

         b. Trade Secrets; Confidential Information. Executive covenants and agrees that, at all times during and after the Restricted Period, he shall keep secret and not disclose to others or appropriate to his own use or the use of others any trade secrets, or secret or confidential information or knowledge pertaining to the Company Business or the affairs of the Company or any of its affiliates including without limitation trade know-how, trade secrets, consultant contracts, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects; provided, however, that the following shall not constitute a breach or violation of this Paragraph: any disclosure made by the Executive in the course of his employment by the Company as provided in this Agreement, or any disclosure reasonably believed by Executive to be compelled by law or legal process. Information shall not be deemed confidential or secret for purposes of this Agreement if it is generally known in the industry.

         c. Employees of the Company. During the Restricted Period, Executive shall not directly or indirectly hire away or solicit to hire away from the Company or any of its affiliates any employee of the Company or its affiliates.

         d. Property of the Company. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive during his employment by the Company concerning the business or affairs of the Company or any of its affiliates, other than any of such which may also pertain personally to Executive, shall be the exclusive property of the Company and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time on request by the Board of Directors of the Company or such affiliates.

         e. Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraphs 12.1 through 12.4 of this Agreement (collectively, the "RESTRICTIVE COVENANTS"), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company: (a) the right and remedy to have any of the Restrictive Covenants specifically enforced by any court having jurisdiction and in Tennessee by an arbitration panel as provided in Paragraph 15 of this Agreement, it being hereby acknowledged and agreed by Executive that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (b) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay over such benefits to the Company.

         f. Severability of Covenants. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the arbitration panel making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

13. Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

                  (a)      To the Company:

                           Private Business, Inc.
                           9010 Overlook Boulevard
                           Brentwood, Tennessee 37027
                           Attention:  Chairman

                  (b)      Kevin M. McNamara
                           6313 Wescates Court
                           Brentwood, Tennessee 37027

14. Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement shall be governed by the law of the State of Tennessee.

15. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Nashville, Tennessee. In the proceeding the Executive shall select one
         (1) arbitrator, the Company shall select one (1) arbitrator and the two
         (2) arbitrators so selected shall select a third (3rd) arbitrator. The decision of a majority of the arbitrators shall be binding on the Executive and the Company. Should one party fail to select an arbitrator within five (5) days after notice of the appointment of the an arbitrator by the other party or should the two (2) arbitrators selected by the Executive and the Company fail to select an arbitrator within ten (10) days after the date of the appointment of the last of such two (2) arbitrators, any person sitting as a Judge of the United States District Court for the Middle District of Tennessee, Nashville Division, upon application of the Executive or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this Paragraph 15. Any arbitration proceeding pursuant to this Paragraph 15 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

16. Expenses. The Company will pay or reimburse the Executive for all costs and expenses (including arbitration and court costs and attorneys' fees) incurred by the Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, advisability or enforceability of this Agreement or any provision thereof.

17. No Obligation to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in Paragraph 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraph 7 be reduced by any compensation earned by the Executive as a result of employment by another employer or otherwise.

18. Additional Instruments. The Parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

19. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

20. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

21. Assignments. The Company may assign (whether by operation of law or otherwise) this Agreement only with the written consent of the Executive, which consent shall not be withheld unreasonably, and in the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against the Company's successors and assigns. The rights and obligations of Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

22. Effect of Agreement. Subject to the provisions of Paragraph 21 with respect to assignments, this Agreement shall be binding upon the Executive and his heirs, executors, administrators, legal representatives and assigns and upon the Company and respective successors and assigns.

23. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

24. Waiver of Breach. The waiver by either Party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such Party of any subsequent breach by such other Party.

         IN WITNESS WHEREOF, the Parties have executed this Agreement March 30, 2000.

                             PRIVATE BUSINESS, INC.


                             By: /s/ William B. King. Chairman
                             ------------------------------------------------
                                      William B. King, Chairman


                             EXECUTIVE


                             /s/ Kevin M. McNamara
                             ------------------------------------------------
                                 KEVIN M. MCNAMARA

                                    EXHIBIT A


1.       Excess Parachute Payment Subject to Excise Tax                                                       $ 50,000
2.       Excise Tax on Item 1 @ 20%                                                                           $ 10,000
3.       Total Additional Amount Under Agreement*                                                             $ 24,752
4.        Verification of Total Additional Amount
         1)       Excise Tax on additional $24,752 @ 20%                                                      $  4,950
         2)       Federal Income tax on $24,752
                  a)       Additional Income                                                 $24,752
                  b)       State Income Tax Deduction                                              0
                                                                                             -------
                  c)       Net Additional Federal Taxable Income                              24,752
                  d)       Federal Income Tax @ 39.6%                                                         $  9,802
         4)       Total Taxes on Additional Amount                                                            $ 14,752
         5)       Net Amount Available to Key Employee to Pay                                                 $ 10,000
                  Excise Tax in #2

----------

*The formula used to compute the Additional Amount is to divide the Excise Tax amount on the excess parachute payment by a percentage equal to 100% less the sum of the Excise Tax percentage plus the state income tax percentage plus the federal tax percentage less a percentage determined by multiplying the federal tax percentage times the state tax percentage. Thus in the example above, the following percentages should be subtracted from 100%:

         1)       Excise Tax Percentage -                              20.00%
         2)       Assumed State Tax Percentage -                        0.00%
         3)       Federal Income Tax Percentage -                      39.60%
                                                                       -----
                  Total                                                59.60%
                  Less 39.6% Times 0%                                   0.00%
                                                                       -----
                                                                       59.60%

The resulting percentage of 100% - 59.60% = 40.40% should be divided into $10,000 = $24,752.



                                      A-1